Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2010 THIRD QUARTER RESULTS

•	Earnings increase 20% to $0.20 per diluted common share, the highest since the third quarter of 2008.

•	New York City taxi medallion prices continue to increase to record highs of over $825,000.

•	Net interest margin increased to 4.77% in the quarter, up from 4.63% in 2009; and was 6.55%, compared to 6.30%, when combined with Medallion Bank.

•	Credit quality remains excellent.

•	$0.15 per share dividend declared.

•	Stock buy back extended.

NEW YORK, N.Y. – November 4, 2010 — Medallion Financial Corp. (NASDAQ:TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that net increase in net assets resulting from operations, was $ 3,468,000 or $0.20 per diluted common share in the 2010 third quarter, up from $2,889,000 or $0.16 per diluted common share in the 2009 third quarter, an increase of 20%. Net investment income after income taxes was $2,368,000, or $0.13 per share in the 2010 third quarter, up from $2,001,000, or $0.11 per share in the 2009 third quarter, an increase of 18%. Net investment income after income taxes on a combined basis with Medallion Bank was $6,978,000, or $0.40 per share in the 2010 third quarter, up from $5,946,000, or $0.34 per share in the year ago quarter, an increase of 17%.

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Medallion Financial Corp. Announces 2010 Third Quarter Results – p. 2

Medallion’s on balance sheet taxicab medallion loan portfolio was $327,425,000, down from $341,928,000 at the end of the 2009 third quarter. The decrease resulted primarily from placing more medallion loans into Medallion Bank, an unconsolidated wholly-owned portfolio investment, whose results are not consolidated with these numbers, but whose growth is noted below, and also from our continuing ability to participate these high-quality loans to financial institutions which desire safe and profitable loan growth, especially in this environment. In addition, Medallion earns fee income for originating and managing these loans. Our on balance sheet commercial loan portfolio was $65,158,000, down from $81,641,000 a year ago.

Medallion’s managed taxicab medallion loan portfolio, which includes Medallion Bank, and loans serviced for or by third parties, was $628,504,000 at quarter end, up from $578,489,000 a year ago. This was an all time high for the Company and reflects the Company’s continuing focus of growing the medallion business Our managed commercial loan portfolio was $119,266,000, down from $142,027,000 a year ago, and Medallion Bank’s consumer loan portfolio was $186,875,000, down from $191,766,000. Total assets under management increased to $1,059,666,000, up from $1,036,883,000, a year ago.

Andrew Murstein, President of Medallion stated, “We are very pleased with our continuing trends of increased growth, spreads, and profits. During this quarter, New York City medallion prices remained strong. The industry remains recession-resistant. Taxi medallion prices in New York reached $825,000 in October, which is an all time high. Very few assets have appreciated over the last few years, other than taxi medallions, and they are, and continue to be, a great investment. Medallion loans are our largest and fastest growing lending line today, and we can think of no better foundation to have in our investment portfolio.”

Larry Hall, CFO, stated, “The weighted average interest rate on our managed loan portfolio at the end of the 2010 third quarter was 8.95%, down from 9.64% a year ago. Those are very solid yields given the declining interest rate environment.

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Medallion Financial Corp. Announces 2010 Third Quarter Results – p. 3

“Medallion continues to benefit from a low cost of funds. Our weighted average cost of borrowed funds was 4.10% in the quarter, compared to 4.15% a year ago, and was 2.79% on a managed basis, combined with Medallion Bank, compared to 3.47% a year ago. Our net interest margin was 4.77%, up from 4.63% in the 2009 quarter. Furthermore, the net interest margin on a combined basis, including Medallion Bank, was a strong 6.55%, from 6.30% last year,” Mr. Hall said.

“In addition, Medallion Bank’s current weighted average cost of funds at quarter end was 1.44%. However, new CD’s issued during September 2010 had an average coupon rate of 0.44%. Thus, as the older CD’s continue to mature and are replaced, spreads should increase, as long as rates remain at these low levels,” Mr. Hall added.

“Our loan quality, which continues to remain one of the hallmarks of Medallion, remains very strong. On a managed basis, including Medallion Bank, delinquent medallion loans 90 days or more past due were 0.1%, down from 0.3% one year ago. Delinquent consumer loans were 0.8%, down from 1% a year ago. Delinquent commercial loans were 8.7%, up from 7.7%, a year ago. On a combined basis for all loan types, the 90 day delinquency percentages were 1.6%, down from 1.8%, a year ago.”

“Lastly we believe that with a tangible book value of $9.23 per share, and a stock price of approximately $7.94 per share, which is below book value, our stock represents an attractive opportunity, especially with a dividend yield of approximately 7.6% on yesterday’s stock price. To that end, we repurchased shares in the quarter and will continue to repurchase shares pursuant to our stock repurchase program when favorable opportunities present themselves. We will be extending our stock buy back for a minimum of an additional six months.”

The Company announced that its Board of Directors declared a dividend of $0.15 per share on its common stock for the 2010 third quarter. The dividend is payable on November 23, 2010 to shareholders of record on November 16, 2010. The Company also announced that commencing with the tax year beginning January 1, 2010, the Company intends to treat losses recognized on loans written off as ordinary losses rather than as capital losses. In the event losses from such loans are treated as ordinary losses, those losses will offset taxable income in the taxable year in which such losses are recognized. Since the Company’s initial public offering in 1996, the Company has paid out over $152,105,000 in dividends, or $9.70 per share.

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Medallion Financial Corp. Announces 2010 Third Quarter Results – p. 4

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services other commercial loans in targeted niche industries and its wholly owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2009 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2010	2009	2010	2009
Total investment income	$9,553	$10,196	$28,143	$31,544
Total interest expense	3,838	4,174	11,093	13,056

Net interest income	5,715	6,022	17,050	18,488

Total noninterest income	1,340	963	3,287	2,427

Salaries and benefits	2,722	2,857	8,529	8,846
Professional fees	451	467	1,729	1,546
Occupancy expense	352	308	1,032	882
Other operating expenses	1,162	1,352	1,509	3,615

Total operating expenses	4,687	4,984	12,799	14,889

Net investment income before income taxes	2,368	2,001	7,538	6,026
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	2,368	2,001	7,538	6,026

Net realized gains (losses) on investments	(186)	486	(9,076)	(1,404)

Net change in unrealized appreciation (depreciation) on investments	(689)	(841)	(2,877)	1,208
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	1,975	1,243	11,026	951

Net unrealized appreciation on investments	1,286	402	8,149	2,159

Net realized/unrealized gains (losses) on investments	1,100	888	(927)	755

Net increase in net assets resulting from operations	$3,468	$2,889	$6,611	$6,781

Net investment income after income taxes per common share
Basic	$0.14	$0.11	$0.43	$0.34
Diluted	0.13	0.11	0.43	0.34

Net increase in net assets resulting from operations per common share
Basic	$0.20	$0.16	$0.38	$0.39
Diluted	0.20	0.16	0.37	0.38

Dividends declared per share	$0.15	$0.19	$0.45	$0.57

Weighted average common shares outstanding
Basic	17,472,385	17,575,877	17,535,826	17,567,602

Diluted	17,579,269	17,708,892	17,659,628	17,683,571

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30, 2010	December 31, 2009
Assets
Medallion loans, at fair value	$327,425	$321,915
Commercial loans, at fair value	65,158	77,922
Investment in Medallion Bank and other controlled subsidiaries, at fair value	75,759	72,279
Equity investments, at fair value	3,588	3,017
Investment securities, at fair value	—	—

Net investments	471,930	475,133

Cash and cash equivalents	21,525	33,401
Accrued interest receivable	1,613	1,661
Fixed assets, net	408	302
Goodwill, net	5,069	5,069
Other assets, net	41,060	39,608

Total assets	$541,605	$555,174

Liabilities
Accounts payable and accrued expenses	$6,461	$7,468
Accrued interest payable	821	2,207
Funds borrowed	373,679	382,522

Total liabilities	380,961	392,197

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	160,644	162,977

Total liabilities and shareholders’ equity	$541,605	$555,174

Number of common shares outstanding	17,398,033	17,575,877
Net asset value per share	$9.23	$9.27

Total managed loans	$934,645	$907,116
Total managed assets	1,059,666	1,039,840